UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014

Sunshine Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-194501	To Be Applied For
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 752-6193

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 14, 2014, Sunshine Bancorp, Inc., a Maryland corporation (the “Company”) and Sunshine State Federal Savings and Loan Association (the “Bank”) entered into an Agency Agreement with Keefe, Bruyette & Woods, A Stifel Company (“KBW”), who will assist in the marketing of the Company’s common stock during its stock offering.

For its services in the subscription and community offerings, KBW will receive a fee of 1.0% of the aggregate purchase price of all shares of common stock sold by the Company in the subscription and community offerings. In addition, KBW will receive a fee of $25,000 for records management services and reimbursement for out-of-pocket expenses and legal expenses related to marketing and records management services. No fee will be payable to KBW with respect to shares purchased by officers, directors, employees or their immediate families, or shares purchased by employee benefit plans.

In the event a syndicated offering is conducted, the Company will pay a fee of 6.0% of the aggregate purchase price of all common stock sold in the syndicated offering to KBW, who will serve as sole book-running manager and any other broker-dealers included in the syndicated offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-194501) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated May 14, 2014.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01	Other Events

On May 12, 2014, the Company received conditional approval from the Board of Governors of the Federal Reserve System to become the holding company for the Bank following the consummation of the conversion and stock offering. On May 14, 2014, the Bank received conditional approval from the Office of the Comptroller of the Currency to commence the conversion and stock offering. In addition, on May 14, 2014, the registration statement relating to the sale of common stock of the Company was declared effective by the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Agency Agreement dated May 14, 2014, by and among the Company, the Bank and KBW (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BANCORP, INC.

Date: May 20, 2014	By:	/s/ J. Floyd Hall
J. Floyd Hall
President and Chief Executive Officer